EXHIBIT 99.1
Selected Financial Data of Fidelity National Information Services, Inc.,
a Delaware corporation

SELECTED HISTORICAL FINANCIAL DATA OF FIS
     The selected historical financial data of FIS as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, are derived from FIS’s audited consolidated and combined financial statements and related notes included elsewhere in this document, which have been audited by KPMG LLP, an independent registered public accounting firm. The selected historical financial data of FIS as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, are derived from FIS’s combined financial statements and related notes not appearing herein. This financial information should be read in conjunction with FIS’s audited consolidated and combined financial statements and the notes thereto included elsewhere in this Form 10-K.
     FIS’s selected historical financial data have been prepared from the historical results of operations and bases of the assets and liabilities of the operations transferred to FIS by FNF and gives effect to allocations of certain corporate expenses from FNF. FIS’s selected historical financial data may not be indicative of FIS’s future performance and does not necessarily reflect what its financial position and results of operations would have been had it operated as a separate, stand-alone entity during the periods presented. Further, as a result of FIS’s acquisitions, the results in the periods shown below may not be directly comparable.

	Year Ended December 31,

	2005(2)	2004(2)	2003(2)	2002	2001(1)

Statement of Earnings Data:
Processing and services revenues	$2,766,085	$2,331,527	$1,830,924	$619,723	$402,224
Cost of revenues	1,793,285	1,525,174	1,101,569	379,508	255,349

Gross profit	972,800	806,353	729,355	240,215	146,875

Selling, general and administrative expenses	422,623	432,310	331,751	144,761	92,486
Research and development costs	113,498	74,214	38,345	—	—

Operating income	436,679	299,829	359,259	95,454	54,389
Other income (expense)	(124,623)	14,911	(3,654)	10,149	96

Earnings before income taxes, equity in earnings (loss) of unconsolidated entities and minority interest	312,056	314,740	355,605	105,603	54,485
Income tax expense	116,085	118,343	137,975	39,390	20,097
Equity in earnings (loss) of unconsolidated entities	5,029	(3,308)	(55)	—	—
Minority interest	(4,450)	(3,673)	(14,518)	(8,359)	(778)

Net earnings	$196,550	$189,416	$203,057	$57,854	$33,610

Pro forma net earnings per share — basic(3)	$1.54	$1.48	$1.59	$.45	$.26

Pro forma weighted average shares — basic	127,920	127,920	127,920	127,920	127,920

Pro forma net earnings per share — diluted(3)	$1.53	$1.48	$1.59	$.45	$.26

Pro forma weighted average shares—diluted	128,354	127,920	127,920	127,920	127,920

(1)	Effective January 1, 2002, FIS adopted SFAS No. 142 “Goodwill and Other Intangible Assets” and as a result, has ceased to amortize goodwill. Goodwill amortization in 2001 was $6.0 million.

(2)	Effective January 1, 2003, FIS adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” using the prospective method of adoption in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” and as a result recorded stock compensation expense of $20.4 million, $15.4 million and $3.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(3)	Pro forma net earnings per share are calculated, for all periods presented, using the shares outstanding following FIS’s formation in its current structure as a holding company, and the minority interest sale on March 9, 2005, adjusted as converted by the exchange ratio (.6396) in the merger with Certegy.

	As of December 31,

	2005	2004	2003	2002	2001

Balance Sheet Data (at end of period):
Cash and cash equivalents	$133,152	$190,888	$92,049	$55,674	$20,411
Total assets	4,189,021	4,002,856	2,327,085	530,647	404,566
Total long-term debt	2,564,128	431,205	13,789	17,129	24,980
Minority interest	13,060	13,615	12,130	63,272	34,385
Total equity	694,570	2,754,844	1,890,797	286,487	175,250

Selected Quarterly Financial Data
  Selected quarterly financial data is as follows:

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,

2005
Processing and services revenues	$651,580	$708,713	$698,109	$707,683
Earnings before income taxes, equity in earnings (loss) of unconsolidated entities and minority interest	75,066	79,550	88,786	68,654
Net earnings	44,596	48,576	57,892	45,486
Basic earnings per share	$.35	$.38	$.45	$.36
Diluted earnings per share	$.35	$.38	$.45	$.35
2004
Processing and services revenues	$510,717	$582,782	$563,032	$674,996
Earnings before income taxes, equity in earnings (loss) of unconsolidated entities and minority interest	72,680	85,689	93,825	62,546
Net earnings	44,200	51,693	59,113	34,410
Basic earnings per share	$.35	$.40	$.46	$.27
Diluted earnings per share	$.35	$.40	$.46	$.27

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